Exhibit 10.24

OFFICER POLICY	BOOZ ALLEN HAMILTON
TRANSITION

Effective Date:	8-1-08	Approved By: Chief Personnel Officer (CPO)
Supersedes Policy:	10-1-06, 10-01-05
The firm will support the transition efforts of departing Officers when business conditions, changes in the firm’s strategy, Officer performance, and other factors (other than misconduct) cause the firm to terminate an Officer’s employment.
Transition support may include one or more of the following as appropriate:
•	A reasonable period of continued employment with reduced work requirements during which time the Officer can pursue other employment/business opportunities

•	Written and personal referrals by other partners when requested

•	Continued participation in normal Officer activities during the transition period
TRANSITION PERIOD GUIDELINES
Officers with fewer than 8 years of tenure as an Officer may receive 4 months of transition time to seek other employment. One additional month for each year as an Officer may be added to the transition period, not to exceed 11 months of total transition time.
Officers with 8 or more years of tenure as an Officer may receive up to 12 months of transition time to seek other employment.
Payment(s) During Transition Period
During the transition period, the Officer’s compensation will be equal to his/her base salary in effect at the date of notification. Compensation will be paid monthly. If an Officer terminates employment with the firm prior to the end of the transition period, the balance of the monthly payments may be paid in a lump-sum severance payment, subject to the approval of the Compensation Committee of the Board of Directors and the CPO.

TRANSITION	Page 1 of 3	8/1/08

OFFICER POLICY	BOOZ ALLEN HAMILTON
Client and Administrative Obligations
During the transition period, the Officer is expected to complete/transfer all current and ongoing client responsibilities and or administrative duties. The Officer is not required to initiate new client assignments/duties. Officers will be expected to be available for up to half-time work (full-time for short periods) as directed by a designated supervising Officer.
During the transition period, the Officer is expected to actively pursue other employment/business opportunities. However, employment with the firm will cease when the Officer becomes an employee of another organization and/or engages in any business development activities in competition with the firm.
Retirement
An Officer may be eligible to retire and receive retirement benefits. (Refer to the Officer Retirement Policy.) However, the Officer will not receive the retirement payment of $10,000 for each year as an Officer if he is transitioned or accepts a lump sum payment for transitioning.
BONUS PAYMENT
Bonus eligibility will end on the day the transition period begins. At the sole discretion of the firm, upon recommendation of management, and with the approval of the Compensation Committee of the Board of Directors, a bonus payment for the portion of the fiscal year prior to the beginning of the transition period may be made to a departing Officer based on performance and in consideration of successful discharge/transfer of Officer-related responsibilities during the transition period. (Refer to the Bonus Awards for Departing Officers Policy.) Departing Officers who qualify for bonuses during any fiscal year will receive bonus payments when that fiscal year’s bonuses are paid to active Officers.
OUTPLACEMENT
Outplacement assistance may be provided up to a maximum cost of $30,000 with the approval of the CPO.
OFFICER PERQUISITES
Approved Officer perquisites (e.g., financial counseling, will and estate planning, club dues) will be continued for costs incurred up to 60 days prior to departure.

TRANSITION	Page 2 of 3	8/1/08

OFFICER POLICY	BOOZ ALLEN HAMILTON
RETIREMENT PLANS
The firm, in accordance with the provisions of ECAP/Excess ECAP, will contribute to the Officer’s account(s) based on the Officer’s total salary and bonus received during the Plan Year when the Officer’s departure occurs. Non-U.S. pension plans will follow the same process, if allowed by the plan provisions.
OTHER BENEFITS
Medical insurance, life insurance, and other benefits will continue according to the terms and provisions of the firm’s insurance contracts until the date of departure. Upon departure, the Officer may elect conversion or COBRA continuation options, if applicable.
Matters related to the repurchase of shares of capital stock and/or stock options of Explorer Holding Corporation from terminated Officers shall be under the authority of the Compensation Committee of the Board of Directors of Explorer Holding Corporation, and shall be governed generally by Stockholders agreement, Stock Option Agreement, Equity Incentive Plan (EIP), Rollover Stock Option Agreement, and Officer’s Rollover Stock Plan of Explorer Holding Corporation, as applicable.
OTHER PAYMENTS
Any payments and/or reimbursements in addition to those established by these guidelines must be approved by the CEO and CPO.
COST ALLOCATION
Costs associated with the continuation of work, fringe and transition benefits are paid by the Officer’s business unit. With CEO approval, the points of an Officer in transition status will be carried by Corporate.

This document is confidential and intended solely for the use and information of Booz Allen Hamilton employees and Officers. This policy is subject to change without notice at the discretion of Booz Allen Hamilton, as are all other policies, procedures, benefits and other programs of Booz Allen Hamilton. Moreover, country and local law may supersede the stated policy guidelines. Nothing in this policy should be construed to alter the at-will employment status of all Booz Allen Hamilton employees.

TRANSITION	Page 3 of 3	8/1/08